Exhibit 3.497

State of Delaware Secretary of State Division of Corporations Delivered 07:38 PM 12/06/2006 FILED 06:17 PM 12/06/2006 SRV 061115694 - 4262890 FILE

CERTIFICATE OF FORMATION

OF

BHN Spectrum Investments, LLC

1. The name of the limited liability company is BHN Spectrum Investments, LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of BHN Spectrum Investments, LLC this 6th day of December, 2006.

/s/ Craig D. Holleman
Name:	Craig D. Holleman
Title:	Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 03:01 PM 01/14/2010 FILED 02:09 PM 01/14/2010 SRV 100039704 - 4262890 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is BHN SPECTRUM INVESTMENTS, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company

By:	/s/ S. I. Newhouse, Jr.
Authorized Person

Name:	S. I. Newhouse, Jr.
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